MARINEMAX REPORTS SECOND QUARTER FISCAL 2017 RESULTS
~ Quarterly Revenue Grew 23% Year-Over-Year to Over $245 Million ~
~ 13% Quarterly Same-Store Sales Growth ~
~ Year-to-Date Same-Store Sales Up 20% ~
~ Over 60% Year-to-Date Pretax Earnings Improvement ~
~ Company Reaffirms Its Annual Guidance for Fiscal 2017 ~

CLEARWATER, FL, April 27, 2017 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its second quarter ended March 31, 2017.

Revenue grew 23% to $245.0 million for the quarter ended March 31, 2017 from $199.6 million for the comparable quarter last year. Same-store sales increased 13% in addition to the 16% growth in the same period a year ago. The Company’s net income was $2.7 million, or $0.11 per diluted share for the quarter ended March 31, 2017 compared to net income of $2.5 million or $0.10 per diluted share for the comparable quarter last year.

Revenue increased 28% to $471.9 million for the six months ended March 31, 2017 compared with $369.1 million for the comparable period last year. Same-store sales grew approximately 20% on top of 12% growth for the comparable period last year. Net income for the six months ended March 31, 2017 was $5.4 million or $0.22 per diluted share, compared with a net income of $3.2 million, or $0.13 per share for the comparable period last year.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer stated, “Given our robust growth in sales, which we expected to be incrementally higher, MarineMax continues to capture share in an expanding market. While the timing of our sales is difficult to predict, as illustrated by the growth in same-stores sales of 13% this quarter and 28% in the previous quarter, we believe that demand remains strong. Beyond the addition of the nine stores from the two acquisitions we completed over the past twelve-months, our expense structure reflects our expectation of sustained annual revenue growth given the trends we have experienced over the past several years. We also believe the addition of new models, combined with current sales trends, should support our ongoing efforts to expand gross margins.”

Mr. McGill continued, “MarineMax remains well positioned to produce industry leading results. This is supported by the strength of the industry, positive boat show results, an expanding backlog as noted through our increase in customer deposits and growing interest from customers. As we enter the busiest season of the year, we are energized by the rising enthusiasm for the boating lifestyle, increased interest in innovative products and our improved inventory mix. Our team is poised to continue to execute our customer-centric approach and build on our past success.”

~ more ~

2017 Guidance

Based on current business conditions, retail trends and other factors, the Company is reaffirming its annual guidance expectations for fully taxed earnings per diluted share to be in the range of $1.14 to $1.24 for fiscal 2017. These expectations do not take into account, or give effect for future material acquisitions that may be completed by the Company during the fiscal year or other unforeseen events.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, Scout, Sailfish, Sea Pro, Sportsman, Scarab Jet Boats, Yamaha Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 62 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the second quarter ended March 31, 2017; the timing of the Company’s sales; the Company’s belief that demand is strong; the Company’s expectation of sustained annual revenue growth; the Company’s efforts to expand gross margins; the execution of the Company’s customer-centric approach and the building on its past success; and the Company’s fiscal 2017 guidance. These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2016 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	203.682.8211
	Public Relations	bcohen@icrinc.com
MarineMax, Inc. 727.531.1700

~ more ~

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Revenue	$245,018	$199,566	$471,893	$369,103
Cost of sales	183,959	150,539	357,696	278,462

Gross profit	61,059	49,027	114,197	90,641
Selling, general, and administrative expenses	54,781	43,459	101,876	82,410

Income from operations	6,278	5,568	12,321	8,231
Interest expense	2,045	1,582	3,614	2,809

Income before income tax provision	4,233	3,986	8,707	5,422
Income tax provision	1,484	1,497	3,315	2,245

Net income	$2,749	$2,489	$5,392	$3,177

Basic net income per common share	$0.11	$0.10	$0.22	$0.13

Diluted net income per common share	$0.11	$0.10	$0.22	$0.13

Weighted average number of common shares used in computing net income per common share:
Basic	24,293,764	24,154,397	24,271,880	24,183,926

Diluted	25,116,359	24,758,826	25,019,870	24,750,738

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31,	March 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,670	$43,974
Accounts receivable, net	36,941	31,855
Inventories, net	404,686	346,411
Prepaid expenses and other current assets	5,041	10,858

Total current assets	498,338	433,098
Property and equipment, net	126,615	113,012
Goodwill and other long-term assets, net	29,541	3,850
Deferred tax assets, net	18,635	30,700

Total assets	$673,129	$580,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$24,927	$27,132
Customer deposits	25,896	19,707
Accrued expenses	30,960	22,505
Short-term borrowings	265,920	219,030

Total current liabilities	347,703	288,374
Long-term liabilities	4,635	651

Total liabilities	352,338	289,025
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	26	26
Additional paid-in capital	246,326	237,172
Retained earnings	108,604	83,807
Treasury stock	(34,165)	(29,370)

Total stockholders’ equity	320,791	291,635

Total liabilities and stockholders’ equity	$673,129	$580,660

###